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                                                                      EXHIBIT 11

                           SOUTHSIDE BANCSHARES CORP.

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                                                                 Nine Months Ended September 30,

                                                                                                  1997                    1996
                                                                                                  ----                    ----
Primary  Earnings Per Common Share (1)
----------------------------------
         Net Income................................................                             $4,654,000            $4,750,000
                                                                                                 =========             =========
         Weighted daily average number of common shares
         outstanding...............................................                              2,739,926             2,698,864
                                                                                                 =========             =========
         Net income per common share...............................                                  $1.70                 $1.76
                                                                                                      ====                  ====
Fully Diluted Earnings Per Common Share (1) (2)
---------------------------------------
         Net Income................................................                             $4,654,000            $4,750,000
                                                                                                 =========             =========
         Weighted daily average number of common shares
         outstanding...............................................                              2,739,926             2,698,864

Weighted average common stock equivalents due to  the dilutive effect of stock options when utilizing the Treasury stock method.
Per share market price is based on the average per share market
price for the period...............................................                                 57,234                 8,689
                                                                                                    ------                 -----
Total weighted average common shares and stock equivalents
outstanding........................................................                              2,797,160             2,707,553
                                                                                                 =========             =========
Net income per common share assuming full
dilution...........................................................                                  $1.66                 $1.75
                                                                                                      ====                  ====


Notes:

(1) Daily average shares outstanding for all years have been adjusted to reflect a 10 for 1 stock split in 1996.

(2) This calculation is submitted in accordance with Regulation S-K
Item 801 (b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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